Exhibit 8(h)

ADDENDUM B

TO DEFINED CONTRIBUTION CLEARANCE & SETTLEMENT AGREEMENT

Application of Certain Provisions of the Defined Contribution Clearance & Settlement

Agreement to Vanguard Funds offered through the PRIAC Variable Contract Account A.

December 27 2011

This Addendum B is attached to and incorporated into the Defined Contribution Clearance & Settlement Agreement dated August 12, 2010 (“Agreement”) by and between the parties identified below. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

This Addendum applies solely to the PRIAC Variable Contract Account A (the “VA Contract”), which constitutes a “Contract” as defined in the Agreement. The VA Contract will be supported by Accounts offered to Plans and/or Trusts (the “VA Accounts”). Such Plans and/or Trusts will purchase units of VA Accounts, and the Intermediary will in turn, on behalf of VA Accounts purchase shares of Vanguard Funds to fund the VA Contract (such Vanguard Funds, the “VA Funds”).

Notwithstanding anything else to the contrary, this Addendum adds to the Agreement the following provisions:

1.	If and to the extent required by law, the Intermediary shall (or shall cause an Underlying Intermediary to):

(a)	solicit proxy voting instructions for the VA Funds held in VA Accounts (or subaccounts from the applicable VA Account (or subaccounts) owners;

(b)	vote the shares of the VA Funds held in VA Accounts (or subaccounts) in accordance with instructions received from the applicable VA Account (or subaccount) owners; and

c)

vote the shares of the VA Funds held in VA Accounts (or subaccounts) for which no instructions have been received in the same proportion as VA Funds’ shares for which instructions have been received from the applicable VA Account (or subaccount) owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners.

2.	The Intermediary shall be responsible for assuring that VA Accounts holding shares of the VA Funds calculate voting privileges in accordance with the VA Funds’ then-current organizational documents.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum B to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.

/s/ Martha King
By: Martha King
Title: Principal

INTERMEDIARY

PRUDENTIAL RETIREMENT INSURANCE AND
ANNUITY COMPANY

/s/ Robert F. Frascona
By: Robert F. Frascona
Title: V.P.